Exhibit 99.6

COMPANHIA DE BEBIDAS DAS AMÉRICAS – AMBEV

CNPJ/MF No. 02.808.708/0001-07

NIRE No. 35.300.157.770

Publicly-held Company

EXTRAORDINARY GENERAL MEETING

The shareholders of Companhia de Bebidas das Américas – Ambev (“Company”) are hereby invited to meet, on July 30, 2013, at 10:00 a.m., at the Company’s headquarters, located in the city of São Paulo, State of São Paulo, Brazil, at Rua Dr. Renato Paes de Barros, 1,017, 4th floor (part), blocks 41 and 42, Itaim Bibi, in an Extraordinary General Shareholders’ Meeting (“EGM”) to decide on the following AGENDA:

(i)

to review, discuss and approve the Protocol and Justification of the merger into the asset base of Ambev S.A. (CNPJ nº 07.526.557/0001-00) of all shares issued by the Company and not held by Ambev S.A. (the “Stock Swap Merger”) and to authorize the Company’s Executive Officers to subscribe, on behalf of the Company’s shareholders, the resulting capital increase of Ambev S.A. and to perform all other acts necessary for the implementation of the Stock Swap Merger;

(ii)

to amend the header of Section 5 of the Company’s Bylaws in order to reflect any capital increases approved within the limits of the Company’s authorized capital and ratified by the Board of Directors through the date of the EGM;

(iii)

if the Stock Swap Merger is approved, to cancel all shares issued by the Company and held in treasury on the date of the EGM, without reducing the value of the Company’s capital stock, thereby amending accordingly the header of Section 5 of the Company’s Bylaws; and

(iv)	in order to reflect the bylaw amendments proposed in items (ii) and (iii) above, to restate the Bylaws of the Company according to the Management Proposal.

General Information:

➢

All documents in connection with the agenda of the EGM are available at the Company’s headquarters, on the Company’s Investor Relations’ website (http://ir.ambev.com.br/) and on the websites of the Brazilian Stock Exchange - BM&FBOVESPA S.A. (www.bmfbovespa.com.br), the Brazilian Securities Commission - CVM (www.cvm.gov.br) and the U.S. Securities and Exchange Commission (www.sec.gov).

➢

The Company’s minority common and preferred shareholders will participate in the decision-making process regarding the Stock Swap Merger. At the EGM, the minority holders of Company preferred shares will have the opportunity to express their position on the Stock Swap Merger as a separate class. The controlling shareholders of the Company have already informed the Company’s management that their vote on the EGM will be bound to the position to be expressed, as separate classes, by minority holders of Company preferred and common shares. Therefore, the Company’s controlling shareholders will either abstain from voting or vote their Company shares so as to uphold the opinion on the Stock Swap Merger that the majority of the minority-held Company common and preferred shares shall express, as separate classes, at the EGM. Therefore, the Stock Swap Merger will only be implemented through favorable, separate-class opinions of the majority of the minority-held preferred and common shares of the Company participating in the EGM.

➢

Shareholders or their legal representatives willing to attend the EGM shall present valid proof of identification. It is hereby requested that proxies containing special powers for representation in the EGM be delivered to the Company’s Legal Department, located at its headquarters, to the attention of the Company’s General Counsel, Mr. Pedro de Abreu Mariani, preferably at least three (3) business days in advance of the EGM.

➢

Participant shareholders of the Fungible Custody of Registered Shares (Custódia Fungível de Ações Nominativas) of the BM&FBOVESPA S.A. wishing to participate in the EGM shall present a statement setting forth their corresponding equity interest in the Company to be issued by a competent depositary institution within forty-eight (48) hours of the EGM.

São Paulo, June 28, 2013.

Victorio Carlos De Marchi

Co-chairman of the Board of Directors

Additional Information and Where to Find:

In connection with the Stock Swap Merger, on June 28, 2013 Ambev S.A. filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form F-4 that contains a prospectus, which may be subject to change. Investors and security holders of Ambev S.A. are urged to read these materials and the definitive versions thereof, as well as any other relevant documents filed with the Commission as they become available, because they contain and will contain important information about Ambev S.A., the Company and the Stock Swap Merger. The prospectus filed with the Commission on June 28, 2013 as part of the registration statement, the definitive version of the prospectus and other relevant materials (when they become available), and any other documents filed by Ambev S.A. with the Commission, may be obtained free of charge at the Commission’s website at www.sec.gov or from the Company.